Exhibit 99.1

Changing the way the world experiences light.

LIGHTING SCIENCE GROUP CORPORATION COMMENCES RIGHTS OFFERING

Satellite Beach, FL, January 20, 2010 /PR Newswire/ — Lighting Science Group Corporation (“LSG”) (LSCG.PK) today announced the commencement of the previously announced rights offering for up to approximately 25 million shares of Series D Non-Convertible Preferred Stock and warrants representing the right to purchase up to an aggregate of approximately 25 million shares of common stock. On January 15, 2010, LSG’s registration statement on Form S-1 related to the rights offering was declared effective by the Securities and Exchange Commission.

Under the terms of the rights offering and subject to applicable law, LSG will distribute at no charge to the holders of record as of January 15, 2010 (the “Record Date”) of its common stock, 6% Convertible Preferred Stock, Series B Preferred Stock and warrants to purchase common stock (the “Eligible Securities”) non-transferrable rights to purchase Units at $1.006 per Unit. Holders of Eligible Securities will receive one non-transferable subscription right for each share of common stock owned on the Record Date or to which an Eligible Security owned on the Record Date is convertible or exercisable therefor. Each right will be exercisable to purchase 1.8 Units, with each Unit consisting of one share of Series D Non-Convertible Preferred Stock and that portion of a warrant to purchase one share of common stock. LSG will not issue fractional rights or shares; if applicable, the number of rights distributed to each holder will be rounded down to the nearest whole number in order to avoid issuing fractional rights.

The rights offering will expire at 5:00 p.m. New York City time, on February 19, 2010, which date may be extended by LSG.

Assuming full participation in the rights offering, but excluding the issuance of shares of common stock upon the exercise of warrants, LSG estimates that the net proceeds from the offering would be approximately $24.5 million. LSG intends to use the proceeds primarily to repay outstanding indebtedness and to support working capital.

Requests for additional copies of documents mailed to LSG’s holders of Eligible Securities as of the Record Date, including the prospectus, may be may be made by telephone at (321) 779-5542, by e-mail at ROSD@lsgc.com or by letter addressed to Rights Offering Subscription Department, Lighting Science Group Corporation, Building 2A, 1227 South Patrick Drive, Satellite Beach, Florida 32937.

On February 8, 2010, LSG will conduct a conference call for all holders (the “Holders”) of record of its common stock, 6% Convertible Preferred Stock, Series B Preferred Stock and warrants to purchase its common stock, as of January 15, 2009, the record date for the Company’s rights offering, to address questions that the Holders may have with respect to the rights offering. Details for the conference call will be included with the prospectus being mailed to the Holders.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, and there shall not be any offer, solicitation or sale of the securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State. LSG is not distributing rights to its holders who are residents of the State of Ohio as of the Record Date. In addition, LSG is not distributing rights to any Delaware, Florida, Nevada or North Carolina residents holding warrants to purchase LSG’s common stock as of the Record Date, unless such holder also holds shares of LSG’s common stock, 6% Convertible Preferred Stock or Series B Preferred Stock. In addition, the rights have not been registered or qualified for offer or sale to stockholders of record in any jurisdiction outside the United States.

About Lighting Science

Lighting Science Group Corporation designs, develops, manufactures and markets light emitting diode (LED) lighting products. LSG is headquartered in Satellite Beach, Florida; LSG’s Custom Solutions business unit is based in Rancho Cordova, California; LSG’s European operations are based in Goes, The Netherlands; and, LSG has sales offices in Tokyo, Japan, Buckinghamshire, England and Sydney, Australia.

Forward Looking Statements

Certain statements in this press release may constitute “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The statements include, but are not limited to statements regarding the anticipated length of time that the rights offering will remain open, the amount of proceeds from the rights offering and LSG’s intended use for the proceeds of the rights offering and statements using terminology such as “development,” “well positioned,” “leading,” “breakthrough,” “advance,” “success,” “will,” “should,” “expected,” “best in class,” “unparalleled,” “would,” “could,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “potential,” “opportunity,” “greater,” “preparing,” or “extensive.” Such statements reflect the current view of LSG with respect to future events and are subject to certain risks, uncertainties and assumptions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors that may cause our actual results to differ materially from any forward-looking statements. Readers should carefully review the risk factors detailed under “Risk Factors” in our Form 10-K’s, Form 10-Q’s and other Securities and Exchange Commission filings.

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For more information:	Jon Di Gesu +1-603-770-5731 jon.digesu@lsgc.com